Exhibit 99.1

Seelos Therapeutics Announces Amendment of SLS-002 Agreement to Repurchase a Significant Portion of Royalties for SLS-002 (Intranasal Racemic Ketamine Program)

NEW YORK, Feb. 18, 2021 /PRNewswire/ -- Seelos Therapeutics, Inc. (Nasdaq: SEEL), a clinical-stage biopharmaceutical company focused on the development of therapies for central nervous system disorders and rare diseases, announced today an amendment of the agreement with Vyera Pharmaceuticals AG ("Vyera") for the development of SLS-002 (intranasal racemic ketamine) to repurchase in cash a significant portion of the royalties payable on any future net sales of SLS-002.

On March 6, 2018, Seelos entered into an asset purchase agreement with Vyera, currently known as Phoenixus AG, to acquire the assets and liabilities of Vyera's intranasal racemic ketamine program, which Seelos now calls SLS-002. As additional consideration to certain upfront cash and equity payments and success-based milestone payments contemplated under the prior agreement, Seelos agreed to pay a mid-teens percentage royalty on any future net sales of SLS-002. Under this amendment, for additional cash payments, Seelos has agreed to repurchase 9% of the future royalties and reduce its royalty obligations to a mid-single digit percentage on any future net sales of SLS-002.

"We believe this repurchase of a significant portion of royalties due on SLS-002 has the potential to return meaningful future value to Seelos stockholders, assuming we are successful in the clinical development, FDA approval process, and commercialization of the intranasal ketamine program," said Raj Mehra Ph.D., Chairman and CEO of Seelos. "The current study of SLS-002 is dosing patients with major depressive disorder who are at imminent risk of suicide. We plan to further evaluate ketamine in front-line major depression and other related indications."

Seelos has begun dosing patients in Part A of its Proof-of-Concept study, which is a 16-patient, open-label cohort, using 90mg of SLS-002 in patients who are imminently suicidal. Part A of the Proof-of-Concept study precedes Part B, which is a registrational double blind placebo-controlled trial.

If you or a loved one are having thoughts of suicide, please seek immediate medical help, go to your nearest emergency room, or call the National Suicide Prevention Lifeline at 1-800-273-8255.

About SLS-002

SLS-002 is intranasal racemic ketamine with two investigational new drug applications for the treatment of Acute Suicidal Ideation and Behavior in Major Depressive Disorder or Post-Traumatic Stress Disorder. SLS-002 was originally derived from a Javelin Pharmaceuticals, Inc./Hospira, Inc. program with 16 clinical studies involving approximately 500 subjects. SLS-002 addresses an unmet need for a therapy to treat suicidality in the U.S. Traditionally, anti-depressants have been used in this setting but many of the existing treatments are known to contribute to an increased risk of suicidal thoughts in some circumstances, and if they are effective, it often takes weeks for the full therapeutic effect to be manifested. The clinical development program for SLS-002 included two parallel healthy volunteer studies (Phase I) and is being followed by pivotal registration studies after meeting with the FDA. Based on information gathered from the databases of the Agency for Healthcare Research and Quality, there were more than 1,000,000 visits to emergency rooms for suicide attempts in 2019 in the U.S. alone. Experimental studies suggest ketamine has the potential to be a rapid, effective treatment for depression and suicidality.

About Seelos Therapeutics

Seelos Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and advancement of novel therapeutics to address unmet medical needs for the benefit of patients with central nervous system (CNS) disorders and other rare diseases. The Company's robust portfolio includes several late-stage clinical assets targeting indications including Acute Suicidal Ideation and Behavior (ASIB) in Major Depressive Disorder (MDD) or Post-Traumatic Stress Disorder (PTSD), amyotrophic lateral sclerosis (ALS), Sanfilippo syndrome, Parkinson's Disease, other psychiatric and movement disorders plus orphan diseases.

For more information, please visit our website: http://seelostherapeutics.com, the content of which is not incorporated herein by reference.

Forward Looking Statements

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, among others, those regarding Seelos' ability to repurchase future royalties under the asset purchase agreement with Vyera, the ability of the royalty repurchase to return meaningful future value to Seelos stockholders, Seelos' ability to succeed in the clinical development, FDA approval process and commercialization of its intranasal ketamine program (SLS-002), Seelos' plans to evaluate ketamine in front-line major depression and other related indications, the design of the Proof of Concept study, the expected timing for commencing Part B of the Proof of Concept study and the potential for ketamine to be a rapid, effective treatment for refractory depression and suicidality. These statements are based on Seelos' current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to Seelos' business include, but are not limited to, the risk of not successfully executing its preclinical and clinical studies, including the Proof of Concept study of SLS-002, and not gaining marketing approvals for its product candidates, the risk that prior test results may not be replicated in future studies and trials, the risks that clinical study results may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval, the risks associated with the implementation of a new business strategy, the risks related to raising capital to fund its development plans and ongoing operations, risks related to Seelos' current stock price, risks related to the global impact of COVID-19, as well as other factors expressed in Seelos' periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact Information
Anthony Marciano
Head of Corporate Communications
Seelos Therapeutics, Inc. (Nasdaq: SEEL)
300 Park Ave., 12th Fl
New York, NY 10022
(646) 293-2136
anthony.marciano@seelostx.com
www.seelostherapeutics.com
https://twitter.com/seelostx
https://www.linkedin.com/company/seelos